Exhibit 10.65

DESCRIPTION OF DEFERRED COMPENSATION ARRANGEMENT WITH CAROLE HOCHMAN

On June 10, 2015, Ms. Hochman became eligible to receive her full base salary pursuant to the terms of her Employment Agreement dated June 6, 2014 (the “Employment Agreement”), however, such base salary has not yet been paid. Ms. Hochman has agreed to allow the Company to defer payment of such amounts until such time as the Company closes a currently contemplated underwritten public offering of its common stock. Such deferred and unpaid base salary will accrue interest at a rate of 3% per annum. Upon closing of the currently contemplated underwritten public offering, the Company has agreed to issue Ms. Hochman shares of its common stock with a fair market value equal to, and in lieu of, the cash amount owing for all deferred and unpaid base salary, plus interest up to the date of settlement. Following the date of settlement, Ms. Hochman will receive her base salary compensation in cash pursuant to the original terms of the Employment Agreement.